Exhibit 10.61

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 717 396 3529
www.armstrong.com

January 17, 2013

Personal & Confidential

Donald R. Maier

125 Brook Drive

Batesville, IN 47006

Subject: Employment Term

Dear Don:

Reference is made to your January 19, 2010 offer letter from Armstrong (“Offer Letter”).

The purpose of this letter is to confirm our mutual agreement that all references to (i) a three-year assignment ending on February 28, 2013 and (ii) Severance Pay Provisions included in the Offer Letter shall be deleted in their entirety and without any force and effect.

Please acknowledge your acceptance of the terms of this letter by signing where indicated below and returning to my attention.

I look forward to your continued contributions.

Sincerely,

/s/Matthew J. Espe

Matthew J. Espe

Chief Executive Officer and President

Armstrong World Industries, Inc.

ACKNOWLEDGED AND AGREED UPON:

/s/Donald R. Maier
Donald R. Maier

EXHIBIT

January 19, 2010

Personal & Confidential

Donald R. Maier

125 Brook Drive

Batesville, IN 47006

Dear Don:

On behalf of Armstrong, I am very pleased to confirm our employment offer for the Senior Vice President, Operations. This is a three-year assignment ending February 28, 2013 unless extended by mutual consent of Armstrong management and you.

Compensation Terms

You will earn a semi-monthly gross base salary of $16,666.67, or $400,000 annualized.

You are eligible to participate in our Management Achievement Plan with a target bonus of 50% of your actual base salary earnings, prorated for your actual service in your first calendar year of employment. Your bonus payment will be based on performance measures approved by the Management Development and Compensation Committee and will be subject to adjustment, up or down, based on your individual performance. You must be an active employee on the payment date, typically the beginning of March following the plan year.

You will participate in the executive Bonus Replacement Retirement Plan (BRRP) starting in 2011. The BRRP was established to allow executives to defer a small portion of income (up to $20,000) into a qualified, tax-deferred plan. Participants’ contributions are exempt from FICA taxation. Your account is maintained by Fidelity Investments, and you may choose from the same investment options provided under the 401(k) plan.

We are pleased to offer you a one-time special grant of 25,000 stock options and 7,000 shares of restricted stock to be granted at the first Board meeting following your date of hire. The stock options will vest and restrictions will lapse on the restricted stock in three equal installments at one, two and three years from the effective date of the grant.

In addition, starting in 2010, you will be eligible for long-term incentive plan (LTIP) participation which is typically made in the form of stock based grants, with a target award value of up to 150% of your annualized base salary. Typically, LTI grants are made annually and approved at the February Management Development and Compensation Committee.

Benefits

Armstrong offers a number of competitive benefit plans. You will receive a document which provides detailed information on costs, scope and coverages. Your medical, dental, prescription drug, life insurance, and accidental death and dismemberment benefits are available to you as of your first day of employment.

Armstrong provides two retirement savings plans for highly-compensated executives to defer income. The qualified 401(k) savings plan, administered by Fidelity Investments, has both before-tax and after-tax contribution options. Armstrong will provide a 100% match on the first 4% of your before tax contributions and a 50% match on the next 4%. You will automatically be enrolled in the plan to contribute 4% on a before-tax basis beginning 30 days from your date of hire. You may change this contribution level at any time. Employee contributions apply to base salary and bonus earnings only. The company match is fully vested after 3 years of service. You may choose to invest your contributions in the company match among a number of different investment plans. All interest and investment gains within the plan are tax-deferred until you make a withdrawal. You may “roll over” any before-tax monies from another tax-qualified company-sponsored plan into the Armstrong Plan.

The second plan is a nonqualified deferred compensation plan that allows executives to defer base salary and bonus compensation above a specified pay limit, $206,250 for 2010. This plan is directly comparable to the qualified 401 (k) plan.

You are eligible for a company-paid life insurance benefit of $150,000 and company-paid Accidental Death & Dismemberment Insurance equal to $35,000. You will also be eligible for employee-paid term or universal life insurance up to a maximum of $600,000.

You are eligible for the company-paid Executive Long-Term Disability Insurance Program. Your disability benefit is 60% of the sum of base salary and the average bonus paid over the past two years. The annual benefit is capped at $420,000. For your first calendar year of employment, we will use your annualized base salary to determine your disability benefit. Coverage for eligible benefits in excess of $300,000 will be subject to proof of insurability.

The Armstrong Flexible Spending Account programs give you the option to annually contribute up to $5,000 of pre-tax dollars into medical and dependent care accounts. These programs allow you to use your before-tax dollars for eligible health related and child or adult dependent care expenses.

As one of the company’s senior executives, you are eligible for expense reimbursement up to $4,500 per year for personal financial planning and income tax preparation services. Reimbursement for these services would be taxable income to you.

We offer our senior executives a company-paid annual physical program. You may select the medical institution or facility for the physical.

You are also eligible for the relocation services described below.

Before the move	Armstrong will provide you with referrals to real estate agents, spousal career assistance and a relocation allowance equal to one month’s pay, capped at $10,000.

Old location home sale	The company will help you determine the fair market value of your home and manage the closing process on your behalf. You are also eligible for the Company Home Purchase Program.

Loss on sale	If needed, Armstrong will provide a Loss on Sale Payment, up to $50,000, tax assisted.

House hunting	You are entitled to one house hunting trip for you and your family for up to seven days at the new location. Because these family expenses are considered taxable income, you will receive a tax assistance payment of 60%. A second trip for up to seven days is available if needed.

Movement and storage of household goods and automobile shipment	Armstrong will cover the movement of your household goods to your new location and provide for in-transit storage of goods for up to 60 days. The company will also cover the shipment of one automobile if more than 800 miles. A second automobile may be shipped ($800 maximum).

Travel to new location	Travel to new location reimbursements include mileage, commercial travel expenses, meals and hotel en route, one night at the new location and 60% tax assistance for your family members’ meal expenses.

Home Purchase at the new location	Armstrong will reimburse you for up to 1% on loan origination fees / discount points and normal closing costs. A 60% tax assistance payment on the normal closing costs will also be provided.

Temporary Living for 30 days or less	If you need 30 days or less for temporary living, the company will cover actual expenses for you and up to 14 days for your family member’s expenses with 60% tax assistance.

Temporary Living for more than 30 days	If more than 30 days is needed, the company will provide you with a lump sum payment and 60% tax assistance.

Prior to initiating action with any realtors, you are required to contact the Real Estate Department (Armstrong Realty Group, Inc.) at 717-396-3628.

Important Notes

1.	Tax assistance is applied to those expenses allowed by IRS regulations.

2.	Federal, state, and local taxes are deducted from all reimbursements.

3.	You will be required to reimburse the company for relocation expenses if you voluntarily terminate or are terminated for misconduct within one year.

Severance Pay Provisions

Armstrong will provide a minimum severance payment equal to six months of base salary if your termination is for reasons other than voluntary or cause, and the termination occurs before the end of your three-year assignment. Otherwise, you will not be eligible for severance pay.

Paid Time Off

Armstrong observes a total of eleven holidays; one of these days may be personally scheduled.

You will qualify for five weeks of vacation per year during your three-year assignment.

Summary of Terms

The above offer equates to $600,000 annual total cash compensation at the target bonus level, with upside opportunity. In addition, this offer includes a special equity grant of 25,000 options and 7,000 shares of restricted stock.

Offer Contingencies

1.	Passing the Background Verifications and Drug Tests.

In order to begin your employment with Armstrong, you must successfully complete a drug screening test and the background checks. Our background checking vendor, HireRight, will contact you via your email account, with instructions for authorizing a background check and your drug test.

2.	Providing Proof of Your Right to Work in the United States.

You will be required to show proof of your right to work in the United States within three days of your start date. Examples of suitable documentation are a current United States passport, a state issued driver’s license or I.D. card with a photograph and an original social security card, a state-issued driver’s license or I.D. card with a photograph and a birth certificate issued by the state, county, or other municipality, an Alien Registration Card with photograph, a Certificate of U.S. Citizenship, or a Certificate of Naturalization.

3.	Agreement to the Armstrong Terms and Conditions.

This offer requires that you agree to the “Armstrong World Industries Inc., Statement of US Employment Terms and Conditions” found at the end of this letter. In accepting this offer, you agree that you have relied only on the terms defined in this offer and linked documents. Please note that you must satisfy the drug test requirement prior to your first day of employment

.

Once you have acknowledged your acceptance of this employment offer, a member of our Human Resources department will contact you to discuss the next steps.

Please acknowledge your acceptance of this offer by completing the Acceptance Confirmation section found below and returning the signed letter to me by mail or by faxing it to (717) 396-6046. The official record of this offer letter will be filed with our Human Resource Office.

Don, I am very pleased to extend this offer to you. Your leadership and knowledge will be valuable in the upcoming years. If you have any questions, please do not hesitate to give me a call.

Sincerely,

Michael D. Lockhart

Chairman & CEO

Armstrong World Industries, Inc.

Armstrong World Industries Inc., Statement of US Employment Terms and Conditions

Please understand that your employment at Armstrong World Industries Inc., will be subject to the following terms and conditions. Failure to follow these terms and conditions may result in disqualification from further consideration for employment, withdrawal of an offer of employment or termination of your employment with Armstrong.

1.	Offer Contingencies

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Drug/Background Screens. Your employment is contingent upon your successful completion of a substance/drug test screening, and all background checks. A confirmed positive drug screening test will exclude you from further consideration for employment. You also understand and authorize Armstrong and any of its agents, employees or contractors to investigate all of the information you provide in connection with your interest in employment with Armstrong. You also agree to waive and release any claims that may result from the use, disclosure or release of any information related to this investigation, and you understand that an unfavorable result of the background investigation may result in the withdrawal of this employment offer. You also agree and understand that all information provided in connection with your interest in employment with Armstrong will be stored electronically in the United States.

•	Employment Eligibility. You will be required to verify that you are authorized to work in the United States.

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Conflict of Interest and Confidentiality. Armstrong World Industries Inc. does not wish to receive any documents or any other confidential information concerning any business, technical or other information that you received as a result of any former employment.

•

Existing Employment Agreements. You agree that you are not bound under any agreement which prohibits you from being employed by Armstrong World Industries Inc., or any of its subsidiaries. You understand that in the event such an agreement exists, Armstrong World Industries Inc. has the right to end your employment or challenge any such agreement in its sole discretion.

•	Intellectual Property. You will need to sign the Armstrong World Industries Inc., Intellectual Property and Confidential Information Agreement during your orientation.

2.	Work Schedules. Although management will make efforts to accommodate individual preferences, the company may at times require overtime, shift work, changes in work schedules and facility transfers.

3.	Direct Deposit. Direct deposit to employees’ bank accounts is our preferred payment method. Armstrong’s Shared Service Center will mail you a New Hire Informational Packet which includes an Authorization Agreement for Direct Deposit. Please mail this form and a voided blank check from your bank, to the Shared Services Center. The Shared Services Center can assist you in obtaining a bank account for direct deposit purposes if you need this type of assistance.

4.	Employment “At Will”. You understand and agree that your employment with Armstrong World Industries Inc. is “at will” meaning that either you or Armstrong may terminate your employment and compensation with or without cause, with or without notice, at any time. You also acknowledge and agree that no Armstrong policy, handbook, manual, publication, procedure or rule is intended to create a contract of employment nor intended to modify your “at will” relationship with Armstrong. No manager, supervisor or other representative of Armstrong has any authority to modify this relationship or to make any agreements to the contrary other than the President/CEO or the Senior Vice President of Human Resources of Armstrong. No such agreements shall be valid unless they are in writing and signed by one of these officers of Armstrong. This is the entire understanding and agreement regarding your employment relationship with Armstrong and the right of Armstrong or you to terminate the relationship with or without good cause, and this understanding takes the place of all prior agreements, representations, and understandings regarding your employment at Armstrong.

5.	Falsification. Honesty and integrity are core values at Armstrong. You certify that all the information and statements made by you at any time in connection with your interest in employment at Armstrong are true and complete, and that Armstrong will rely upon the information you provide. You understand and agree that if you submit false information or omit information, you will no longer be considered a candidate for employment with our company or, if employed at Armstrong, you will be subject to the termination of your employment.

Acceptance Confirmation

I accept this offer of employment with Armstrong World Industries Inc., as outlined above and in accordance with the Terms and Conditions in this letter.

Signature:

(Signature required)

Please Print Your Name:

Date Accepted:

Armstrong New Hire Record Information

Please complete the following information so that we can initiate your Armstrong personnel record, your payroll and tax records and benefit structure, and begin planning for your arrival at the company. We are unable to begin ordering your work related tools and equipment prior to initiating your personnel record in our systems. Additional information will be collected during orientation for your benefit enrollments.

Planned Start Date:

Personal and Confidential

Date of Birth:

Marital Status (check one):             Married             Single/Divorced

Social Security #:

Gender (check one):             Male             Female

Home Phone Number:

For Pennsylvania Residents Only:

Municipality:

School District:

Please fax this letter to me at (717) 396-6046.

Sincerely,

Michael D. Lockhart

Chairman & CEO

Armstrong World Industries, Inc.